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                                                                   Exhibit 15(a)




                    REPORT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors and Shareholders of Sysco Corporation:

We have reviewed the accompanying consolidated balance sheet of Sysco Corporation (a Delaware corporation) and its consolidated subsidiaries as of March 30, 2002, and the related statements of consolidated results of operations for the thirteen week and thirty-nine week periods ended March 30, 2002. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

The consolidated balance sheet as of June 30, 2001, and the related statements of consolidated results of operations, shareholders' equity and cash flows for the year then ended (not presented separately herein), were audited by other auditors whose report dated August 1, 2001, expressed an unqualified opinion on those statements. The information set forth in the accompanying consolidated balance sheet as of June 30, 2001 has been derived from the audited financial statements at that date.


/s/  Ernst & Young LLP


Houston, Texas
May 13, 2002